Exhibit 99.1

INTEL SECOND-QUARTER BUSINESS WITHIN EXPECTATIONS

Company Narrows Revenue Range to $6.6 Billion to $6.8 Billion

SANTA CLARA, Calif., June 5, 2003 -- Intel Corporation today provided a scheduled update to the company's Business Outlook for the second quarter, which ends June 28.

     Intel expects revenue to be between $6.6 billion and $6.8 billion, as compared to the previous range of $6.4 billion to $7.0 billion. The company's Intel Architecture business is trending to the high end of the normal seasonal pattern while demand for communications products remains soft. All other expectations are unchanged.

     Intel's second-quarter Business Outlook was originally published in the company's first-quarter 2003 earnings release, available at www.intc.com. The company will hold a public webcast at 2:30 p.m. PDT today at www.intc.com, with a replay available until July 15.

     Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com/pressroom.

     This Business Update and the April 15 Business Outlook are forward looking and involve a number of risks and uncertainties. Demand for Intel's products, which impacts revenue and gross margin, is affected by business and economic conditions as well as computing and communications industry trends and changes in customer ordering patterns. Revenue and the gross margin percentage are affected by competing chip architectures and manufacturing technologies, competing software-compatible microprocessors, pricing pressures and other competitive factors, as well as market acceptance of Intel's new products, and the development and timing of introduction of compelling software applications and operating systems that take advantage of the features of our products.

 Future revenue is also dependent on continuing technological advancement, including developing and implementing new processes and strategic products, as well as the timing of new product introductions, sustaining and growing new businesses, and integrating and operating any acquired businesses. In addition to the impact of changes in revenue, the gross margin percentage varies with product mix and pricing, changes in unit costs, capacity utilization and the existence of excess capacity, and the timing and execution of the manufacturing ramp and associated costs. The gross margin percentage could also be affected by excess, insufficient or obsolete inventory and variations in inventory valuation. Intel conducts much of its manufacturing, assembly and test, and sales outside the United States and is thus subject to a number of other factors, including currency controls and fluctuations, and tariff and import regulations. If terrorist activity, armed conflict, civil or military unrest or political instability occurs in the United States, Israel or other locations, such events may disrupt manufacturing, assembly and test, logistics, security and communications, and could also result in reduced demand for Intel's products. Major health concerns, such as the spread of the SARS illness, could also adversely affect our business and our customer order patterns. Expenses, particularly certain marketing and compensation expenses, vary depending on the level of revenue and profits. The expectation regarding gains or losses from equity securities and interest and other assumes no unanticipated events and varies depending on equity market levels and volatility, gains or losses realized on the sale or exchange of securities, impairment charges related to non-marketable and other investments, interest rates, cash balances, and changes in fair value of derivative instruments. Expectations of impairment charges are based on experience, and it is not possible to know which specific investments are likely to be impaired or the extent or timing of individual impairments. Results could also be affected by changes in the effective tax rate, as well as by adverse effects associated with product defects and errata (deviations from published specifications) and by litigation, such as that described in Intel's SEC reports, as well as other risk factors listed in Intel's SEC reports, including the report on Form 10-Q for the quarter ended March 29, 2003.

*Intel is a registered trademark of Intel Corporation or its subsidiaries in the United States and other countries.